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                                                                    EXHIBIT 99.5


                                                                   [TESORO LOGO]


FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


         TESORO PETROLEUM MEETS $200 MILLION ASSET SALE GOAL SET IN JUNE


         SAN ANTONIO - DECEMBER 31, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced that the company has closed an agreement with Skyline-FRI 7, TSO, L.P. to sell and lease-back 30 of the company's retail outlets located in Alaska, Hawaii, Idaho and Utah. Skyline-FRI 7, TSO, L.P. is a joint venture between Skyline Pacific Properties located in San Francisco, CA and Franchise Realty Investments located in Dallas, TX. Tesoro will receive gross proceeds of almost $41 million. Fifty percent of the net proceeds will be used to pay down term debt.

         "This transaction fulfills the goal I set in June to sell $200 million in assets by the end of this year," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "Since the acquisition of Golden Eagle we have repaid nearly $140 million of term debt and further debt reduction remains our top priority as we work towards our overall goal of eliminating $500 million in debt by the end of 2003."

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes approximately 600




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branded retail stations; of which over 200 are company operated under the
Tesoro(R) and Mirastar(R) brands.

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations concerning the company's $500 million debt reduction goal. For more information concerning factors that could cause actual results to differ from expectations, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.




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